EXHIBIT 10.2

CREDIT AGREEMENT

dated as of August 30, 2004

between

INERGY HOLDINGS, LLC

and

ENTERPRISE BANK & TRUST

$20,000,000 Revolving Credit and Term Loan Credit Facility

CREDIT AGREEMENT

This Credit Agreement is made as of August 30, 2004, by and between INERGY HOLDINGS, LLC, a Delaware limited liability company (the “Borrower ”), with its chief executive office located at 2 Emanuel Cleaver II Boulevard, Suite 200, Kansas City, Missouri 64112, and ENTERPRISE BANK & TRUST, a Missouri banking corporation (the “Bank”), with an office located at 12695 Metcalf Avenue, Overland Park, Kansas 66213.

Preliminary Statements

(a)    The Borrower desires to obtain extensions of credit from the Bank.

(b)    The Bank is willing to extend credit to the Borrower, but only on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1

General Definitions

1.1    Definitions.    When used in this Agreement, the following terms have the following meanings:

“Affiliate” means a Person (1) which owns or otherwise has an interest in ten percent or more of any equity interest of the Borrower, (2) ten percent or more of the equity interests of which the Borrower (or any shareholder or other equity holder, director, officer, employee or subsidiary of the Borrower or any combination thereof) owns or otherwise has an interest in, or (3) which, directly or through one or more intermediaries, is controlled by, controls, or is under common control with the Borrower. For purposes of subpart (3) above, “control” means the ability, directly or indirectly, to affect the management or policies of a Person by virtue of an ownership interest, by right of contract or any other means.

“Agreement” means this Credit Agreement, as amended, renewed, restated, replaced or otherwise modified from time to time.

“Applicable Margin” means, at any date, (1) in the case of the Loans, 3.50%, and (2) in the case of the Unused Line Fee, 0.50%; provided, however, that, if the Applicable Margin Calculation Certificate delivered by the Borrower to the Bank for the most recently ended four fiscal quarters demonstrates that the Leverage Ratio for such preceding four fiscal quarters was within any of the ranges set forth below, then the Applicable Margin from and after the first day of the first full month after the date the Bank receives the Applicable Margin Calculation Certificate shall be reduced to (if such is the case) and shall equal, for the Loans and the Unused Line Fee, as the case may, the amount set forth below opposite the Leverage Ratio for such preceding four fiscal quarters.

Level	Leverage Ratio	Applicable Margin for Loans	Applicable Margin for Unused Line Fee

I.	greater than 4 to 1	3.5%	0.5%

II.	greater than 3 to 1 but less than or equal to 4 to 1	2.75%	0.375%

III.	greater than 2.5 to 1 but less than or equal to 3 to 1	2.5%	0.325%

IV.	less than or equal to 2.5 to 1	2.25%	0.25%

; provided, further, that (a) from the Closing Date to November 30, 2004, the Applicable Margin for the Loans and the Unused Line Fee shall be that set forth in Level III above, and (b) if the Borrower fails to timely deliver an Applicable Margin Calculation Certificate to the Bank, or the Bank reasonably disputes the calculations set forth therein or the accuracy of the related financial statements (and the Borrower fails, within ten days after being notified by the Bank of such dispute, to provide information reasonably satisfactory to the Bank in support of such calculations or of the accuracy of such financial statements, as the case may be), then the Applicable Margin from and after the first day of the first full month after the latest date the Bank could have received the Applicable Margin Calculation Certificate in compliance with Section 6.1(b) hereof shall be the Applicable Margin set forth in Level I above.

“Applicable Margin Calculation Certificate” means a certificate, signed by the chief financial officer or corporate controller of the Borrower, and reasonably acceptable in form and content to the Bank, which demonstrates, for any particular fiscal quarter, the Applicable Margin for the Borrower’s most recently ended four fiscal quarters, together with such financial statements and supporting detail as the Bank may reasonably request from time to time.

“Applicable Rate” means, on any date, the One-Month Libor Rate then in effect plus the Applicable Margin then in effect.

“Average Daily Revolving Credit Balance” means, for any period, the aggregate principal amount of all Revolving Credit Loans outstanding at the end of each day during such period, divided by the number of days in such period.

“Bank Debt” means Debt due the Bank.

“Bank Debt Service” means, for any period with respect to any Person, the sum of the following: (1) interest and other finance charges payable on account of Bank Debt during such period; and (2) principal payable on account of Bank Debt during such period.

“Bank Debt Service Coverage Ratio” means, at the end of any fiscal quarter of the Borrower, the ratio of (1) EBITDA of the Borrower and its consolidated subsidiaries, on a consolidated basis, for the four fiscal quarters then ending, to (2) Bank Debt Service of the Borrower and its consolidated subsidiaries, on a consolidated basis, for such four fiscal quarters.

Credit Agreement – Page 2

“Borrower Pledge Agreement” means the Pledge Agreement to be executed by the Borrower on or about the Closing Date in favor of the Bank and by which the Borrower shall grant to the Bank, as security for the Obligations, a security interest in, among other things, certain Senior Subordinated Units owned by the Borrower, as the same may be amended, renewed, replaced, restated, consolidated or otherwise modified from time to time.

“Business Day” means a day on which the Bank is open for business to the general public other than a Saturday or Sunday.

“Closing Date” means the date of this Agreement, as set forth in the introductory paragraph of this Agreement.

“Collateral” means all property with respect to which a Lien has been granted to or for the benefit of the Bank pursuant to the Pledge Agreements or any of the other Credit Documents or which otherwise secures the payment or performance of any Obligation.

“Common Units” means the common units of Inergy, L.P., as referred to in the Inergy, L.P. Partnership Agreement.

“Covenant Compliance Certificate” means a certificate, in favor of the Bank, signed by the chief financial officer of the Borrower, in such form as the Bank may reasonably request from time to time, which sets forth in reasonable detail the computations necessary to determine whether Borrower is in compliance with the financial covenants set forth in this Agreement for the relevant time period.

“Credit Documents” means this Agreement, the Notes, the Guaranty, the Pledge Agreements and any other agreements or documents existing on or after the Closing Date evidencing, securing, guaranteeing or otherwise relating to any of the transactions described in or contemplated by this Agreement, and any amendments, renewals, restatements, replacements, consolidations or other modifications of any of the foregoing from time to time.

“Credit Parties” means, collectively, the Borrower, IPCH and NIP.

“Debt” means any of the following: (1) indebtedness or liability for borrowed money; (2) obligations evidenced by bonds, debentures, notes or other similar instruments; (3) obligations for the deferred purchase price of property or services, or arising out of non-compete agreements entered into in connection with asset or equity acquisitions; (4) obligations as lessee under capital leases; (5) current liabilities in respect of unfunded vested benefits under Plans covered by ERISA; (6) obligations under letters of credit or acceptance facilities; (7) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; and (8) obligations secured by a Lien, whether or not the obligations have been assumed.

“Debt Service” means, for any period with respect to any Person, the sum of the following: (1) interest and other finance charges payable on account of Debt during such period, including, without limitation, the interest component of any payments in respect of capital lease obligations during such period; and (2) principal payable on account of Debt during such period, including, without limitation, the principal component of any payments in respect of capital lease obligations during such period.

“Debt Service Coverage Ratio” means, at the end of any fiscal quarter of the Borrower, the ratio of (1) EBITDA of the Borrower and its consolidated subsidiaries, on a consolidated basis, for the four

Credit Agreement – Page 3

fiscal quarters then ending, to (2) Debt Service of the Borrower and its consolidated subsidiaries, on a consolidated basis, for such four fiscal quarters.

“Default” means an event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” has the meaning provided in Section 3.1 of this Agreement.

“EBITDA” means, for any period with respect to any Person, net income for such period, plus amounts deducted in the computation thereof for (1) interest expense, (2) federal, state and local income taxes, and (3) depreciation and amortization.

“Environmental Laws” means all federal, state, local and other applicable statutes, ordinances, rules, regulations, judicial orders or decrees, common law theories of liability, governmental or quasi-governmental directives or notices or other laws or matters existing on or after the Closing Date relating in any respect to occupational safety, health or environmental protection.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

“Event of Default” has the meaning provided in Section 7.1 of this Agreement.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.

“General Partner Interests” means a “General Partner Interest” in Inergy, L.P., as defined in the Inergy, L.P. Partnership Agreement, but excluding any Common Units, Senior Subordinated Units, Junior Subordinated Units or “Incentive Distribution Rights” (as that term is defined in the Inergy, L.P. Partnership Agreement).

“Guarantors” means, collectively, IPCH and NIP, and any other Person who, after the Closing Date, may guarantee the payment or performance of all or any part of the Obligations.

“Guaranty” means, collectively, each guaranty to be executed by a Guarantor on or about the Closing Date, and any other guaranty executed by any Guarantor after the Closing Date, and any amendments, renewals, restatements, replacements, consolidations or other modifications of any of the foregoing from time to time.

“Hazardous Substance” means any hazardous, toxic, dangerous or otherwise environmentally unsound substance, waste or other material, in whatever form, as defined or described in, or contemplated by, any Environmental Law and any other hazardous, toxic, dangerous or otherwise environmentally unsound substance, waste or other material in whatever form, or any other substance, waste or other material regulated by any Environmental Law.

“Inergy, L.P. Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Inergy, L.P., dated as of January 7, 2004, as amended by Amendment No. 1 to Second Amended and Restated Agreement of Limited Partnership of Inergy, L.P., dated as of February 9, 2004.

“IPCH” means IPCH Acquisition Corp., a Delaware corporation.

Credit Agreement – Page 4

“IPCH Pledge Agreement” means the Pledge Agreement to be executed by IPCH on or about the Closing Date in favor of the Bank and by which IPCH shall grant to the Bank, as security for the Obligations, a security interest in, among other things, certain Common Units owned by IPCH, as the same may be amended, renewed, replaced, restated, consolidated or otherwise modified from time to time.

“Junior Subordinated Units” means the junior subordinated units of Inergy, L.P., as described in the Inergy, L.P. Partnership Agreement.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge or encumbrance of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing.

“Loans” means all Revolving Credit Loans and the Term Loan.

“Leverage Ratio” means, on any date, the ratio of (1) Debt of the Borrower and its consolidated subsidiaries, on a consolidated basis, as of the last day of the most recently ended fiscal quarter of the Borrower, to (2) EBITDA of the Borrower and its consolidated subsidiaries, on a consolidated basis, for the Borrower’s four fiscal quarters then most recently ended; provided, however, that Debt, for purposes of subpart (1) above, shall not include subordinated Debt of the type described in subparts (2) and (3) of the definition of “Permitted Debt” in this Section.

“Market Capitalization” means, at any date, the value of the Common Units, the Senior Subordinated Units, the Junior Subordinated Units and the General Partner Interests held by the Borrower and its consolidated subsidiaries on a consolidated basis on such date, provided that such Common Units, Senior Subordinated Units, Junior Subordinated Units and General Partner Interests are not subject to any Liens in favor of any Person other than Liens in favor of the Bank. For purposes of the preceding sentence, (1) the value of the Common Units shall be the closing price for such Common Units as reflected on the NASDAQ securities exchange, (2) the value of the Senior Subordinated Units on any date shall be deemed to equal 90% of the value of the Common Units on such date, (2) the value of the Junior Subordinated Units on any date shall be deemed to equal 80% of the value of the Common Units on such date, and (4) the General Partners Interests on any date shall be deemed to equal 100% of the value of the Common Units on such date.

“Material Adverse Effect” means (1) a material adverse effect on the assets, liabilities, business, prospects, operations, income or condition, financial or otherwise, of the Borrower, any other Credit Party or Inergy, L.P., (2) a material impairment of the ability of the Borrower or any other Credit Party to pay, perform or observe their respective obligations under the Credit Documents, or (3) a material impairment of the enforceability or availability of the rights or remedies stated to be available to the Bank under the Credit Documents.

“NIP” means New Inergy Propane, LLC, a Delaware limited liability company.

“NIP Pledge Agreement” means the Pledge Agreement to be executed by NIP on or about the Closing Date in favor of the Bank and by which NIP shall grant to the Bank, as security for the Obligations, a security interest in, among other things, certain Common Units and certain Senior

Credit Agreement – Page 5

Subordinated Units owned by NIP, as the same may be amended, renewed, replaced, restated, consolidated or otherwise modified from time to time.

“Notes” means the Revolving Credit Note and the Term Note.

“Obligations” means all Loans and all other advances, debts, liabilities, obligations, covenants and duties owing, arising, due or payable from the Borrower to the Bank of any kind or nature, existing or future, whether or not evidenced by any note, letter of credit, guaranty or other instrument, whether arising under this Agreement or any of the other Credit Documents or otherwise and whether direct or indirect (including, without limitation, those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, existing on or after the Closing Date and however acquired, and all amendments, renewals, restatements, replacements or other modifications of the foregoing from time to time. The term includes, without limitation, all principal, interest, fees, expenses and any other sums chargeable to the Borrower under any of the Credit Documents.

“One-Month Libor Rate” means, for any calendar month, the rate per annum determined by the Bank equal to the one-month London interbank offered rate for United States dollars, as of the first Business Day of such month, as reflected in the “Money Rates” section of The Wall Street Journal or by Bloomberg, Telerate or any other financial news services (electronic or otherwise) used by the Bank from time to time in accordance with commercially reasonable industry standards. The One-Month Libor Rate, once determined as of the first day of a calendar month, shall remain fixed in amount for the duration of that calendar month. If, after the Closing Date, the Bank is required under Regulation D or other applicable law to maintain reserves against Eurocurrency Liabilities (as defined in Regulation D) or otherwise against any category of assets or liabilities relating to loans or deposits with respect to which interest accrues at the London interbank offered rate, the Bank, acting in a commercially reasonable manner, may increase or otherwise adjust the One-Month Libor Rate to reflect the impact of such reserve requirements.

“Permitted Debt” means any of the following: (1) Debt to the Bank, (2) in the case of the Borrower, Permitted Shareholder Debt, and (3) other Debt approved in advance by the Bank in writing in the exercise of its sole and absolute discretion and subject to such terms and conditions, including, without limitation, subordination terms, as the Bank may require.

“Permitted Liens” means any of the following: (1) Liens for taxes, assessments or governmental charges not delinquent or being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on a Person’s books; (2) Liens arising out of deposits in connection with workers’ compensation, unemployment insurance, old age pensions or other social security or retirement benefits legislation; (3) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, and other obligations of like nature arising in the ordinary course of a Person’s business; (4) Liens imposed by law, such as mechanics’, workers’, materialmen’s, carriers’ or other like Liens (excluding, however, any Lien in favor of a landlord) arising in the ordinary course of a Person’s business which secure the payment of obligations which are not past due or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on such Person’s books; (5) to the extent the same constitutes a Lien, the transfer restrictions set forth in the Inergy, L.P. Partnership Agreement with respect to the Common Units and the Senior Subordinated Units; and (6) Liens in favor of the Bank.

“Permitted Shareholder Debt” means Debt of the Borrower to any one or more its equity holders provided that (1) such Debt is incurred by the Borrower solely for purposes of making distributions to its equity holders, (2) the aggregate principal amount of such Debt outstanding at any time does not exceed

6

$15,000,000, (3) such Debt is unsecured, (4) no Person has guaranteed the payment of performance of, or agreed to purchase or otherwise acquire or offered any other credit assurances with respect to all or any part of such Debt, (5) no points, fees or other finance charges are payable with respect to such Debt, other than the accrual of interest on the outstanding principal balance thereof from time to time at a rate not to exceed 6% per annum and the payment of such interest no more frequently than quarterly, (6) no principal with respect to such Debt is payable on or before the Term Loan Termination Date (except that, to the extent permitted under the Shareholder Debt Subordination Agreement, quarterly payments of principal with respect to such Debt may be made so long as the principal amount of each such quarterly payment does not exceed $375,000), and (7) the holders’ payment and other rights with respect to such Debt are subordinated to the Bank’s rights with respect to the Obligations as provided in the Shareholder Debt Subordination Agreement.

“Person” means an individual, corporation, limited liability company, partnership, trust, governmental entity or any other entity, organization or group whatsoever.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of the Borrower on or after the Closing Date.

“Pledge Agreements” means, collectively, the Borrower Pledge Agreement, the IPCH Pledge Agreement and the NIP Pledge Agreement.

“Pledged Collateral Market Value” means, at any date, the value on such date of the Common Units and the Senior Subordinated Units which have been pledged by the Borrower, IPCH and/or NIP to the Bank and with respect to which the Bank has a perfected Lien (and, if such Lien is capable of being perfected by control under UCC §8-106(b)(1), with such Lien being perfected by such control), as security for the Obligations, subject to no other Liens. For purposes of the preceding sentence, the value of any investment property consisting of Common Units shall be the closing price for such Common Units as reflected on the NASDAQ securities exchange. Similarly, the value of Senior Subordinated Units on any date shall be deemed to equal 90% of the value of the Common Units on such date.

“Revolving Credit Loan” has the meaning provided in Section 2.2 of this Agreement.

“Revolving Credit Note” has the meaning provided in Section 2.2 of this Agreement.

“Revolving Credit Termination Date” means one year after the Closing Date; provided, however, that the Revolving Credit Termination Date shall be extended automatically for successive one-year periods thereafter unless, not less than 90 days before the expiration of the initial one-year period or any subsequent one-year extension period then in effect, the Bank gives the Borrower written notice of the Bank’s election not to have the Revolving Credit Termination Date extended for an additional one-year period, in which event the Revolving Credit Termination Date shall be the last day of the one-year period then in effect.

“Senior Subordinated Units” means the senior subordinated units of Inergy, L.P., as described in the Inergy, L.P. Partnership Agreement.

“Shareholder Debt Subordination Agreement” means the Subordination Agreement to be executed by the Borrower’s equity holders on or about the Closing Date in favor of the Bank and by which such equity holders shall agree that all Debt of the Borrower to such equity holders, including, without limitation, Permitted Shareholder Debt, shall be subordinated to the prior payment in full of all Obligations, as the same may be amended, renewed, replaced, restated, consolidated or otherwise modified from time to time.

Credit Agreement – Page 7

“Term Loan” means the Loan described in Section 2.3 of this Agreement.

“Term Loan Termination Date” means five years after the Closing Date.

“Term Note” has the meaning provided in Section 2.3 of this Agreement.

“UCC” means the Uniform Commercial Code as in effect in the State of Missouri from time to time.

“Unused Line Fee” has the meaning provided in Section 3.12 of this Agreement.

1.2     Accounting Terms; Other.    All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Unless the context clearly requires otherwise, all references to “dollars” or “$” are to United States dollars. This Agreement and the other Credit Documents shall be construed without regard to any presumption or rule requiring construction against the party causing any such document or any portion thereof to be drafted. The Section and other headings in this Agreement and any index at the beginning of this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms of this Agreement. Similarly, any page footers or headers or similar word processing, document or page identification numbers in this Agreement or any index or exhibit are for convenience of reference only and shall not limit or otherwise affect any of the terms of this Agreement, nor shall there be any requirement that any such footers or other numbers be consistent from page to page. Unless the context clearly requires otherwise, any reference to a Section of this Agreement refers to all Sections and Subsections thereunder. Any pronoun used herein shall be deemed to cover all genders. Defined terms used in this Agreement may be set forth in Section 1.1 or other Sections of this Agreement, and all such definitions defined in the singular shall have a corresponding meaning when used in the plural and vice versa.

Section 2

Credit Facility

2.1    Total Credit Facility.    The Bank agrees, subject to the terms and conditions of this Agreement, to make a total credit facility of up to $20,000,000 available to the Borrower upon its request therefor, as provided in this Section 2.

2.2    Revolving Credit Loans.

(a)    General.    The Bank agrees, subject to the terms and conditions of this Agreement, to make revolving credit loans (“Revolving Credit Loans”) to the Borrower from time to time from the Closing Date to the Business Day immediately preceding the Revolving Credit Termination Date up to a maximum principal amount at any time outstanding equal to $5,000,000. In no event shall the Bank be obligated to make any Revolving Credit Loan if (1) any Default or Event of Default exists or would result from the making of such Revolving Credit Loan, or (2) on the Closing Date, the aggregate amount of all Loans then outstanding exceeds, or would exceed if such Revolving Credit Loan were to be made, 50% of the Pledged Collateral Market Value, or (3) at any time after the Closing Date, the aggregate amount of all Loans then outstanding exceeds, or would exceed if such Revolving Credit Loan were to be made, 85% of the Pledged Collateral Market Value. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and re-borrow under the Revolving Credit Loan facility.

(b)    Revolving Credit Note.    All Revolving Credit Loans shall be evidenced by, and shall be payable in accordance with the terms and conditions of, a promissory note substantially in the

Credit Agreement – Page 8

form of Exhibit A hereto (as amended, renewed, restated, replaced, consolidated or otherwise modified from time to time, the “Revolving Credit Note”).

2.3    Term Loan.

(a)    General.    The Bank agrees, subject to the terms and conditions of this Agreement, to make a term loan (the “Term Loan”) to the Borrower on the Closing Date in the principal amount of $15,000,000. In no event shall the Bank be obligated to make the Term Loan if (1) any Default or Event of Default exists or would result from the making of the Term Loan; or (2) the aggregate amount of all Loans then outstanding exceeds, or would exceed if the Term Loan were to be made, 50% of the Pledged Collateral Market Value. The Borrower shall not have the right to re-borrow any Term Loan principal which has been previously borrowed and repaid.

(b)    Term Note.    The Term Loan shall be evidenced by, and shall be payable in accordance with the terms and conditions of, a promissory note substantially in the form of Exhibit B hereto (as amended, renewed, restated, replaced, consolidated or otherwise modified from time to time, the “Term Note”).

Section 3

Finance Charges, Repayment And Other Terms

3.1    Interest Rate.

(a)    Applicable Rate.    Interest shall accrue on the outstanding principal balance of the Loans at the end of day at the Applicable Rate in effect on such day.

(b)    Default Rate.    Upon or after the occurrence and during the continuation of any Event of Default, the principal amount of each Loan shall bear interest at a rate per annum equal to three percent (3.0%) above the interest rate that would otherwise apply under Section 3.1(a) above (the “Default Rate”).

(c)    Late Fee.    In addition to interest payable at the Default Rate or any other amounts payable under this Agreement or the other Credit Documents, the Borrower shall pay to the Bank a late fee in an amount equal to five percent (5%) of the amount of each payment due under this Agreement which is not received by the Bank within five (5) days after its due date.

(d)    Computation of Interest.    In all cases, interest on the outstanding principal balance of all Loans and all other Obligations with respect to which interest accrues pursuant to the terms of this Agreement shall be calculated on a daily basis, computed on the basis of a 360-day year for the actual number of days elapsed.

(e)    Usury.    In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Notes and charged or collected pursuant to the terms of this Agreement or any other Credit Documents exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable thereto. If such a court determines that the Bank has charged or received interest hereunder or under the other Credit Documents in excess of the highest applicable rate, the Bank shall apply such excess to any other Obligations then due and payable, whether principal, interest, fees or otherwise, and shall refund the remainder of such excess interest, if any, to the Borrower, and such rate shall automatically be reduced to the maximum rate permitted by such law.

Credit Agreement – Page 9

3.2    Payments of Principal, Interest and Costs.    Except as otherwise provided in this Agreement, the Borrower agrees to pay the Obligations as follows:

(a)    Revolving Credit Loan.

(1)    Quarterly Interest.    Accrued interest on outstanding principal balance of the Revolving Credit Loan is payable on the earlier to occur of (A) the first day of each calendar quarter (beginning October 1, 2004), or (B) the Revolving Credit Termination Date.

(2)    Principal.    The outstanding principal balance of the Revolving Credit Loan is payable on the Revolving Credit Termination Date.

(b)    Term Loan.

(1)    Quarterly Interest.    Accrued interest on outstanding principal balance of the Term Loan is payable on the earlier to occur of (A) the first day of each calendar quarter (beginning October 1, 2004), or (B) the Term Loan Termination Date.

(2)    Principal.    The outstanding principal balance of the Term Loan is payable as follows: (A) one year after the Closing Date, $750,000; (B) two years after the Closing Date, $1,500,000; (C) three years after the Closing Date, $3,000,000; (E) four years after the Closing Date, $3,750,000; and (F) on the Term Loan Termination Date, $6,000,000.

(c)    Other Obligations.    Costs, fees and expenses and any other Obligations payable pursuant to this Agreement or the other Credit Documents shall be payable as and when provided in this Agreement or the other Credit Documents, as the case may be, or, if no specific provision for payment is made, on demand.

3.3    Voluntary Prepayments.    The Borrower has the right, without penalty or premium, to prepay the Loans, in whole or in part, at any time and from time to time after the Closing Date. Any prepayment of principal shall be applied to any principal installments due in the inverse order of their maturities.

3.4    Mandatory Prepayments; Decline in Market Value of Pledged Collateral.    If, at any time, the outstanding principal balance of the Loans exceeds 85% of the Pledged Collateral Market Value, the Borrower shall, within 10 days thereafter, either (1) prepay the Loans in an amount sufficient to reduce the aggregate unpaid principal amount of the Loans by an amount equal to such excess, or (2) pledge additional Collateral to the Bank in an amount sufficient to increase the Pledged Collateral Market Value so as to be in compliance with the foregoing 85% loan-to-value requirement.

3.5    Method of Payment.    Payments due the Bank under this Agreement and the other Credit Documents shall be made in immediately available funds to the Bank at its office described in the introductory paragraph of this Agreement unless the Bank gives notice to the contrary. Payments so received at or before 1:00 p.m. Kansas City time on any Business Day shall be deemed to have been received by the Bank on that Business Day. Payments received after 1:00 p.m. Kansas City time on any Business Day shall be deemed to have been received on the next Business Day, and interest, if payable in respect of such payment, shall accrue thereon until such next Business Day.

Credit Agreement – Page 10

3.6    Use of Proceeds.

(a)    Revolving Credit Loans.    The Revolving Credit Loans shall be used by the Borrower solely for purposes of: (1) the Borrower’s general working capital needs, including, without limitation, for purposes of making equity injections into Inergy Partners, LLC; (2) purchasing Common Units, Senior Subordinated Units, Junior Subordinated Units and the Borrower’s membership units; and (3) paying costs and expenses incurred in connection with the closing of the transactions contemplated by this Agreement.

(b)    Term Loan.    The Term Loan shall be used by the Borrower solely for purposes of (1) making distributions to the Borrower’s equity holders to enable such holders to diversify their investment portfolios; (2) purchasing Senior Subordinated Units held by the Borrower’s equity holders; and (3) paying costs and expenses incurred in connection with the closing of the transactions contemplated by this Agreement.

(c)    No Margin Loans.    Notwithstanding anything herein to the contrary, the Borrower shall not, directly or indirectly, use any part of the Loan proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.

3.7    Notice and Manner of Borrowing.    The Borrower shall give the Bank notice of its intention to borrow under any Revolving Credit Loan by 12:00, noon, Kansas City time, on the Business Day such Loan is to be funded. For purposes of this Section, the Borrower agrees that the Bank may rely and act upon any request for a Loan from any individual who the Bank, absent gross negligence or willful misconduct, believes to be a representative of the Borrower.

3.8    Capital Adequacy.    If the Bank determines that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority, does or shall have the effect of reducing the rate of return on the Bank’s capital as a consequence of its obligations hereunder to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank’s policies with respect to capital adequacy) by an amount deemed by the Bank, in its sole discretion, to be material, then from time to time, after submission by the Bank to the Borrower of a written demand therefor, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction. A certificate of the Bank claiming entitlement to payment as set forth in this Section shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such payment, the additional amount or amounts to be paid to the Bank, and the method by which such amounts were determined. In determining such amount, the Bank may use any reasonable averaging and attribution method.

3.9    Application of Payments and Collections.    The Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times after the Closing Date received by the Bank from or on behalf of the Borrower, and the Borrower agrees that the Bank has the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times after the Closing Date by the Bank or its agent against the Obligations, in such manner as the Bank may deem advisable, notwithstanding any entry by the Bank upon any of its books and records. Notwithstanding the preceding sentence, so long as no Event of Default is in effect, the Borrower shall

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have the right to direct the application of payments as between the Revolving Credit Loan and the Term Loan.

3.10    Periodic Statement.    The Bank will account to the Borrower with a periodic statement of loan balances, charges and payments made or received pursuant to this Agreement, and any such statement rendered by the Bank shall be deemed final, binding and conclusive upon the Borrower unless the Bank is notified by the Borrower in writing to the contrary within 60 days after the date each such statement is made available to the Borrower. Any such notice by the Borrower shall only be deemed an objection to those items specifically objected to in such notice.

3.11    Unused Line Fee.    The Borrower agrees to pay to the Bank, on the first day of each calendar quarter for the immediately preceding calendar quarter, a fee (the “Unused Line Fee”) at a rate per annum equal to the Applicable Margin, as then in effect, for the Unused Line Fee times the difference between (1) $5,000,000 and (2) the Average Daily Revolving Credit Balance for such preceding fiscal quarter. If this Agreement is terminated on a day other than the first day of a calendar quarter, the Bank, acting in a commercially reasonable manner, shall pro-rate or otherwise adjust the amount of the Unused Line Fee accordingly and such fee shall be payable on such termination date. Similarly, if the period of time giving rise to the initial Unused Line Fee payable under this Agreement does not equal a full calendar quarter, the Bank, acting in a commercially reasonable manner, shall pro-rate or otherwise adjust the Unused Line Fee to reflect such longer or shorter time period.

Section 4

Lending Conditions

4.1    Credit Documents.    Notwithstanding anything herein or in the other Credit Documents to the contrary, the Bank shall not be obligated to make the initial Loan under this Agreement to the Borrower until the Bank has received the following documents, duly executed and delivered by all parties thereto, and otherwise satisfactory in form and content to the Bank:

(a)    Credit Agreement.    This Agreement;

(b)    Notes.    The Revolving Credit Note and the Term Note;

(c)    Borrower Pledge Documents.    (1) The Borrower Pledge Agreement; (2) the originals of the certificates evidencing the Common Units pledged thereby, together with such endorsements thereto as the Bank may request, and (3) a Uniform Commercial Code financing statement from the Borrower, as debtor, to the Bank, as secured party, from such jurisdictions as the Bank deems necessary or desirable to perfect its security interest in the collateral described in the Borrower Pledge Agreement;

(d)    Guarantees.    A Guaranty from each of IPCH and NIP;

(e)    Guaranty Reimbursement and Contribution Agreement.    A guaranty reimbursement and contribution agreement among the Credit Parties;

(f)    IPCH Pledge Documents.    (1) The IPCH Pledge Agreement; (2) the originals of the certificates evidencing the Common Units pledged thereby, together with such endorsements thereto as the Bank may request, and (3) a Uniform Commercial Code financing statement from IPCH, as debtor, to the Bank, as secured party, from such jurisdictions as the Bank deems necessary or desirable

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to perfect its security interest in the collateral described in the IPCH Pledge Agreement;

(g)    NIP Pledge Documents.    (1) The NIP Pledge Agreement; (2) the originals of the certificates evidencing the Common Units and Senior Subordinated Units pledged thereby, together with such endorsements thereto as the Bank may request, and (3) a Uniform Commercial Code financing statement from NIP, as debtor, to the Bank, as secured party, from such jurisdictions as the Bank deems necessary or desirable to perfect its security interest in the collateral described in the NIP Pledge Agreement;

(h)    Shareholder Debt Subordination Agreement.    The Shareholder Debt Subordination Agreement;

(i)    Inergy, L.P. Letters.    (1) a letter from Inergy, L.P. to the transfer agent for the Common Units regarding the adequacy of the Bank’s counsel’s opinion letter with respect to the transferability of certain Common Units, and (2) a letter from Inergy, L.P. to the Bank regarding the adequacy of the Bank’s counsel’s opinion letter with respect to the transferability of certain Senior Subordinated Units;

(j)    Loan Disbursement Instructions.    Written instructions from the Borrower to the Bank directing the application of proceeds of the initial Loan made pursuant to this Agreement;

(k)    Opinion of Borrower’s and Guarantor’s Counsel.    The favorable written opinion to the Bank of Stinson Morrison Hecker LLP, counsel to the Borrower and the Guarantors, regarding the Borrower, the Guarantors, the Credit Documents and the transactions contemplated by this Agreement and the other Credit Documents;

(l)    Certificate of Borrower’s Secretary.    A certificate executed by the Borrower’s secretary whereby such secretary affirms that, among other things, attached to such certificate is (1) a copy of the Borrower’s members’ resolutions authorizing the borrowing of monies, the granting of Liens and all other matters set forth in or contemplated by the Credit Documents, (2) a copy of the Borrower’s certificate of formation as in effect on the Closing Date, (3) a copy of the Borrower’s operating agreement and all amendments thereto, and (4) a certificate of good standing for the Borrower, dated on or within 10 days prior to the Closing Date, from the Secretary or State of the state of organization of the Borrower;

(m)    Certificate of IPCH’s Secretary.    A certificate executed by IPCH’s secretary whereby such secretary affirms that, among other things, attached to such certificate is (1) a copy of IPCH directors’ resolutions authorizing the borrowing of monies, the granting of Liens and all other matters set forth in or contemplated by the Credit Documents, (2) a copy of IPCH’s articles or certificate of incorporation as in effect on the Closing Date, (3) a copy of IPCH’s by-laws and all amendments thereto, and (4) a certificate of good standing for IPCH, dated on or within 10 days prior to the Closing Date, from the Secretary or State of the state of incorporation of IPCH;

13

(n)    Certificate of NIP’s Secretary.    A certificate executed by NIP’s secretary whereby such secretary affirms that, among other things, attached to such certificate is (1) a copy of NIP’s members’ resolutions authorizing the borrowing of monies, the granting of Liens and all other matters set forth in or contemplated by the Credit Documents, (2) a copy of NIP’s certificate of formation as in effect on the Closing Date, (3) a copy of NIP’s operating agreement and all amendments thereto, and (4) a certificate of good standing for NIP, dated on or within 10 days prior to the Closing Date, from the Secretary or State of the state of organization of NIP; and

(o)    Other Items.    Such other agreements, documents and assurances as the Bank may reasonably request in connection with the transactions described in or contemplated by the Credit Documents.

If the Bank, in its sole and absolute discretion, elects to make a Loan notwithstanding the Borrower’s failure to comply with the terms of subparts (a) through (n) immediately above, then the Bank shall not be deemed to have waived the Borrower’s compliance therewith, nor to have waived any of the Bank’s other rights under this Agreement; and in any event the Bank, if it so elects, may declare an immediate Event of Default if the Borrower fails to furnish to the Bank on demand any of the Credit Documents described in this Section or otherwise fails to comply with any condition precedent set forth in any Credit Document, in each case irrespective of whether such failure occurs on or after the Closing Date or the making of such Loan.

4.2    Additional Conditions Precedent to Initial Loan.    The Bank’s obligation to make the initial Loan under this Agreement shall also be subject to the satisfaction, in the Bank’s sole judgment, of each of the following conditions precedent:

(a)    Since the date of the financial statements submitted by the Borrower to the Bank immediately prior to the Closing Date, there shall not have occurred any act or event which reasonably could be expected to have a Material Adverse Effect;

(b)    No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the other Credit Documents or the consummation of the transactions contemplated hereby or thereby or which, in the Bank’s reasonable determination, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Credit Documents; and

(c)    The Borrower shall have paid all legal fees and other closing or like costs and expenses of the Bank which the Borrower is obligated to pay hereunder.

4.3    Conditions Precedent to All Loans.    The obligation of the Bank to make each Loan under this Agreement (including, without limitation, the initial Loan) shall be subject to the further conditions precedent that, on the date of each such Loan:

(a)    The following statements shall be true: (1) the representations and warranties regarding the Credit Parties contained in this Agreement and the other Credit Documents are correct on and as of the date of such Loan as though made on and as of such date, and (2) there exists no Default or Event of Default as of such

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date, nor would any Default or Event of Default result from the making of the Loan requested by the Borrower;

(b)    The Borrower shall have signed and sent to the Bank, if the Bank so requests, a request for advance, setting forth in writing the amount of the Loan requested and the other information required pursuant to this Agreement; provided, however, that the foregoing condition precedent shall not prevent the Bank, if it so elects in its sole discretion, from making a Loan pursuant to the Borrower’s non-written request therefor;

(c)    The Bank shall have received such other approvals or documents as it may reasonably request.

The Borrower agrees that the making of a request by the Borrower for a Revolving Credit Loan, whether in writing, by telephone or otherwise, shall constitute a certification by the Borrower that all representations and warranties of the Borrower in the Credit Documents are true as of the date thereof and that all required conditions to the making of the Revolving Credit Loan have been met.

Section 5

Representations And Warranties

5.1    Representations, Warranties and Covenants of the Borrower.    The Borrower represents, and warrants to the Bank as follows:

(a)    Organization and Existence.    Each Credit Party is a limited liability company or corporation, as the case may be, duly organized and validly existing and in good standing under the laws of the state of its organization, (2) is in good standing in all other jurisdictions in which it is required to be qualified to do business as a foreign limited liability company or corporation, as the case may be, and (3) has obtained all licenses and permits and has filed all registrations necessary to the operation of its business; except where the failure to so qualify or to obtain such licenses or permits could not reasonably be expected to have a Material Adverse Effect. The Borrower’s consolidated subsidiaries are set forth in Schedule 5.1(a) to this Agreement.

(b)    Authorization by Credit Parties.    The execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party (1) are within such Credit Party’s limited liability company or corporate powers, as the case may be, (2) have been duly authorized by all necessary limited liability company, corporate or similar action, as the case may be, (3) do not contravene such Credit Party’s certificate of formation, operating agreement, certificate of incorporation or by-laws, as the case may be, or any law or contractual restriction binding on or affecting such Credit Party or its properties, and (4) do not result in or require the creation of any Lien upon any of the Collateral other than a Lien in favor of the Bank.

(c)    Third-Party Notices and Approvals.    No authorization or approval or other action by, and no notice to or filing with, Inergy, L.P., any governmental authority or regulatory body or any other Person, is required for the due execution, delivery and performance by any Credit Party of the Credit Documents to which it is a party or the exercise by the Bank of its rights thereunder, including, without limitation, the sale or other disposition of any of the Collateral in accordance with the terms of the applicable Credit Documents, except (i) for any such approvals, actions, notices or filings as have been obtained, undertaken, given or made by the Borrower on or before the Closing Date, and (ii) as may be required under laws affecting the offering and sale of securities generally in connection with any foreclosure or other disposition by the Bank of the Collateral.

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(d)    Enforceability of Obligations.    The Credit Documents to which each Credit Party is a party are the legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforceability of creditors’ rights generally and subject to the discretion of courts in applying equitable remedies.

(e)    Financial Statements.    All financial statements of each Credit Party which have been furnished to the Bank fairly present the financial condition of such Credit Party as of the dates reflected on the financial statements, and fairly present the results of its operations for the period covered thereby, all in accordance with GAAP, except for the omission of footnotes in interim financial statements and subject to normal year-end adjustments. As of the Closing Date, there has been no material adverse change in the financial condition or results from operations of any Credit Party since the dates of the most recent financial statements of such Credit Party submitted to the Bank.

(f)    Fiscal Year.    Each Credit Party’s fiscal year begins on October 1 and ends on September 30 of the following year. Each Credit Party has a calendar tax year.

(g)    Litigation.    There is no pending or, to the Borrower’s knowledge, threatened action or proceeding affecting any Credit Party or any of its properties before any court, governmental agency or arbitrator which, if determined adversely to such Credit Party, could reasonably be expected to have a Material Adverse Effect.

(h)    Existing Debt.    No Credit Party has any Debt other than Permitted Debt.

(i)    Taxes.    Each Credit Party has filed all required federal, state, local and other tax returns and has paid, or made adequate provision for the payment of, any taxes due pursuant thereto or pursuant to any assessment received by such Credit Party except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided.

(j)    Stock and Records.    All outstanding equity interests of each Credit Party were and are properly issued, and all books and records of each Credit Party, including but not limited to each Credit Party’s minute books and books of account, are accurate and complete in all material respects. The outstanding capital stock of the Borrower is owned as described in Schedule 5.1(j) to this Agreement. The Borrower owns all of the outstanding equity interests of IPCH and all of the outstanding common equity of NIP. No Credit Party is obligated on or after the Closing Date to redeem or otherwise acquire, or pay any dividends or make any other distributions in respect of, any of its equity interests.

(k)    Hazardous Materials.    Each Credit Party has complied with all Environmental Laws and all of its facilities, leaseholds, assets and other property comply with all Environmental Laws, except where such failure to comply could not reasonably be expected to have a Material Adverse Effect. There are no outstanding or, to the Borrower’s knowledge, threatened citations, notices or orders of non-compliance relating to Environmental Laws issued to any Credit Party or relating to its facilities, leaseholds, assets or other property. Each Credit Party has been issued all licenses, certificates, permits or other authorizations required under any Environmental Law or by any federal, state or local governmental or quasi-governmental entity, except where the failure to obtain such license, certificate, permit or other authorization could not reasonably be expected to have a Material Adverse Effect.

(l)    Negative Pledges.    No Credit Party is a party to or bound by any indenture, contract or other instrument or agreement which prohibits the creation, incurrence or sufferance to exist of any Lien upon any of the Collateral.

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(m)    Title to Property; Liens.    Each Credit Party has good and marketable title to all assets and other property purported to be owned by it, and the Bank has a perfected first priority Lien on all of the Collateral subject to no other Lien.

(n)    Insolvency.    After the execution and delivery of the Credit Documents and the disbursement of the initial Loan hereunder, and after giving effect to rights of reimbursement and contribution, no Credit Party will be insolvent within the meaning of the United States Bankruptcy Code or unable to pay its debts as they mature.

(o)    Survival of Representations.    All representations and warranties made in this Section 5 shall survive the execution and delivery of the Credit Documents and the making of the Loans.

Section 6

Covenants

6.1    Affirmative Covenants.    So long as any Obligations remain unpaid or the Bank has any commitment to extend credit to or for the benefit of the Borrower, the Borrower covenants to the Bank as follows:

(a)    Compliance with Laws.    The Borrower shall comply, and shall cause each other Credit Party to comply, with all applicable laws, rules, regulations and orders affecting such Credit Party or its properties, including, without limitation, all Environmental Laws, except where such failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b)    Reporting Requirements.    The Borrower shall furnish to the Bank:

(1)    Borrower Unaudited Quarterly Financial Statements.    As soon as available and in any event within 40 days after the end of each fiscal quarter of the Borrower, an internally prepared balance sheet of the Borrower as of the end of such quarter and internally prepared income statements as of the end of such quarter for such quarter and for the fiscal year-to-date, each certified by the Borrower’s chief financial officer;

(2)    Borrower Audited Year-End Statements.    As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, final audited consolidated and consolidating financial statements (including, without limitation, an income statement, balance sheet and statement of changes in financial position) as of the end of such fiscal year of the Borrower and its consolidated subsidiaries (including, without limitation, IPCH and NIP) prepared by Ernst & Young or other independent certified accountants reasonably satisfactory to the Bank and a copy of any management, operation or other letter or correspondence from such accountant to the Borrower or any such consolidated subsidiary in connection therewith;

(3)    Inergy, L.P. Audited Year-End Statements.    As soon as available and in any event within 90 days after the end of each fiscal year of Inergy, L.P., final audited financial statements (including, without limitation, an income statement, balance sheet and statement of changes in financial position) as of the end of such fiscal year of Inergy, L.P. prepared by Ernst & Young or other independent certified accountants selected by

Credit Agreement – Page 17

Inergy LP’s board of directors or similar governing body and a copy of any management, operation or other letter or correspondence from such accountant to Inergy, L.P. in connection therewith;

(4)    IPCH and NIP Quarterly Financial Statements.    As soon as available and in any event within 40 days after the end of each fiscal quarter of IPCH and NIP, respectively, an internally prepared balance sheet of IPCH and NIP, respectively, as of the end of such quarter and internally prepared income statements as of the end of such quarter for such quarter and for the fiscal year-to-date, each certified by IPCH and NIP’s respective chief financial officers;

(5)    Covenant Compliance Certificate.    As soon as available and in any event within 40 days after the end of each fiscal quarter of the Borrower, a Covenant Compliance Certificate; and

(6)    Borrower Tax Returns.    Promptly after being filed with the relevant taxing authority, copies of all federal income tax returns filed by the Borrower and all amendments thereto;

(7)    Applicable Margin Calculation Certificate.    As soon as available and in any event within 40 days after the end of each fiscal quarter of the Borrower, an Applicable Margin Calculation Certificate; and

(8)    Other.    Such other information respecting the condition or operations, financial or otherwise, of the Borrower, or the financial condition of any Guarantors, as the Bank may reasonably request from time to time.

All financial statements described in clauses (1), (2), (3) and (4) above shall be prepared in accordance with GAAP on a basis consistent with the financial statements of such Person or Persons, as the case may be, delivered to the Bank for the period ending most immediately prior to the Closing Date, except that unaudited financial statements shall be subject to normal year-end audit adjustments and need not contain footnotes.

(c)    Preservation of Business and Corporate Existence.    The Borrower shall, and shall cause each other Credit Party to, (1) carry on and conduct its principal business substantially as it is now being conducted; (2) maintain in good standing its existence and its right to transact business in those states in which it is now or may after the Closing Date be doing business; and (3) maintain all licenses, permits and registrations necessary to the conduct of its business; except where the failure to so maintain its right to transact business or to maintain such licenses, permits or registrations could not reasonably be expected to have a Material Adverse Effect.

(d)    Payment of Taxes.    The Borrower shall, and shall cause each other Credit Party to, pay and discharge, before they become delinquent, all taxes, assessments and other governmental charges imposed upon it, its properties, or any part thereof, or upon the income or profits therefrom and all claims for labor, materials or supplies which if unpaid might be or become a Lien or charge upon any of its property, except such items as it is in good faith appropriately contesting and as to which adequate reserves have been provided to the Bank’s satisfaction.

(e)    Employee Plans.    The Borrower shall, and shall cause each other Credit Party to, (1) notify the Bank promptly of the establishment of any Plan, except that prior to the establishment of

Credit Agreement – Page 18

any “welfare plan” (as defined in Section 3(1) of ERISA) covering any employee of a Credit Party for any period after such employee’s termination of employment other than such period required by the Consolidated Omnibus Budget Reconciliation Act of 1986 or “defined benefit plan” (as defined in Section 3(35) of ERISA), it will obtain the Bank’s prior written approval of such establishment; (2) at all times make prompt payments or contributions to meet the minimum funding standards of Section 412 of the Internal Revenue Code of 1986, as amended, with respect to each Plan; (3) promptly after the filing thereof, furnish to the Bank a copy of any report required to be filed pursuant to Section 103 of ERISA in connection with each Plan for each Plan year, including but not limited to the Schedule B attached thereto, if applicable; (4) notify the Bank promptly of any “reportable event” (as defined in ERISA) or any circumstances arising in connection with any Plan which might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer the Plan, the initiation of any audit or inquiry by the Internal Revenue Service or the Department of Labor of any Plan or transaction(s) involving or related to any Plan, or any “prohibited transaction” as defined in Section 406 of ERISA or Section 4975(c) of the Internal Revenue Code of 1986, as amended; (5) notify the Bank prior to any action that could result in the assertion of liability under Subtitle E of Title IV of ERISA caused by the complete or partial withdrawal from any multiemployer plan or to terminate any defined benefit plan sponsored by a Credit Party; and (6) promptly furnish such additional information concerning any Plan as the Bank may from time to time request.

(f)    Notice of Default.    The Borrower shall, and shall cause each other Credit Party to, give prompt written notice to the Bank of the occurrence of any Default or Event of Default under any of the Credit Documents. Similarly, the Borrower shall, and shall cause each other Credit Party to, give prompt written notice to the Bank or any failure to pay, perform or observe or any other default by the Borrower or any other Credit Party under any other existing of future agreement to which the Borrower or any other Credit Party is bound if such default could reasonably be expected to have a Material Adverse Effect.

(g)    Books and Records; Inspection; Bank Audits.    The Borrower shall, and shall cause each other Credit Party to, (1) maintain complete and accurate books and financial records in accordance with GAAP (except that interim financial statements need not contain footnotes and may be subject to normal year-end audit adjustments); (2) during normal working hours permit the Bank and Persons designated by the Bank to visit and inspect its properties, to inspect its books and financial records (including its journals, orders, receipts and correspondence which relates to its accounts receivable), and to discuss its affairs, finances and accounts receivable and operations with its directors, officers, employees and agents and its independent public accountants; and (3) permit the Bank and Persons designated by the Bank to perform audits of such books and financial records when and as requested by the Bank.

(h)    Bank May Perform Obligations; Further Assurances.    The Borrower shall, and shall cause each other Credit Party to, permit the Bank, if the Bank so elects in its sole discretion, to pay or perform any Credit Party’s Obligations hereunder or under the other Credit Documents and to reimburse the Bank, on demand, or, if the Bank so elects, by the Bank making a Revolving Credit Loan on the Borrower’s behalf and disbursing the same to the appropriate Persons, for all amounts expended by or on behalf of the Bank in connection therewith and all costs and expenses incurred by or on behalf of the Bank in connection therewith. The Borrower further agrees to execute, deliver or perform, or cause to be executed, delivered or performed, all such documents, agreements or acts, as the case may be, as the Bank may reasonably request from time to time to create, perfect, continue or otherwise assure the Bank with respect to any Lien created or purported to be created by any of the Credit Documents or to otherwise create, evidence or assure the Bank’s rights and remedies under, or as contemplated by, the Credit Documents or at law or in equity.

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(i)    Registration of Pledged Common Units.    The Borrower agrees, if so requested in writing by the Bank at any time after the occurrence of an Event of Default, to use its best efforts to cause, within 60 days thereafter, all Collateral consisting of Common Units to be registered under the Securities Act of 1933, as amended, pursuant to an effective registration statement.

6.2    Negative Covenants.    So long as any Obligations remain unpaid or the Bank has any commitment to extend credit to or for the benefit of the Borrower, the Borrower covenants to the Bank as follows:

(a)    Liens.    The Borrower shall not, and the Borrower shall not permit any other Credit Party to, create or suffer to exist any Lien upon or with respect to any of its properties, whether the Borrower or such other Credit Party owns or has an interest in such properties on the Closing Date or at any time thereafter and without regard to whether such properties are Collateral, except that the Borrower and the other Credit Parties may create or suffer to exist Permitted Liens on that part of its properties which is not Collateral.

(b)    Debt.    The Borrower shall not, and the Borrower shall not permit any other Credit Party to, create or suffer to exist any Debt except for Permitted Debt.

(c)    Structure; Disposition of Assets.    The Borrower shall not, and the Borrower shall not permit any other Credit Party to, merge or consolidate with or otherwise be acquired by any other Person. Without first obtaining the Bank’s consent, the Borrower shall not, and shall not permit any other Credit Party to, purchase or otherwise acquire all or a material part of the equity interests or assets of any other Person. The Borrower shall not, and the Borrower shall not permit any Credit Party to, sell or otherwise transfer any Collateral (except as otherwise permitted under Section 6(a)(ii) of each Pledge Agreement).

(d)    Conflicting Agreements.    The Borrower shall not, and the Borrower shall not permit any other Credit Party to, enter into any agreement any term or condition of which conflicts with any provision of this Agreement or the other Credit Documents.

(e)    Changes in Accounting Principles; Fiscal Year.    The Borrower shall not, and the Borrower shall not permit any other Credit Party to, make any change in its principles or methods of accounting as currently in effect, except such changes as are required by GAAP, nor shall the Borrower or any Credit Party, without first obtaining the Bank’s written consent, change its fiscal year.

(f)    Transactions With Affiliates.    The Borrower shall not, and the Borrower shall not permit any other Credit Party to, enter into or be a party to any transaction or arrangement, including without limitation, the purchase, sale or exchange of property of any kind or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of a Credit Party’s business and upon fair and reasonable terms substantially as favorable to the Credit Party as those which would be obtained in a comparable arms-length transaction with a non-Affiliate.

6.3    Specific Financial Covenants.    So long as any Obligations remain unpaid or the Bank has any commitment to extend credit to or for the benefit of the Borrower, the Borrower covenants to the Bank as follows.

(a)    Debt Service Coverage.    The Borrower shall achieve a Debt Service Coverage Ratio of not less than 1.5 to 1 at the end of each fiscal quarter of the Borrower.

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(b)    Bank Debt Service Coverage.    The Borrower shall achieve a Bank Debt Service Coverage Ratio of not less than 3 to 1 at the end of each fiscal quarter of the Borrower.

(c)    Market Capitalization.    The Borrower and its consolidated subsidiaries shall maintain, at the end of each fiscal quarter of the Borrower, an aggregate Market Capitalization of not less than the greater of (1) $30,000,000, or (2) three times the sum of (A) the outstanding principal balance of the Loans at the end of such fiscal quarter, and (B) the difference between $5,000,000 and the outstanding principal balance of the Revolving Credit Loans at the end of such fiscal quarter.

Section 7

Default

7.1    Events of Default.    Each of the following events shall constitute an Event of Default hereunder:

(a)    Monetary Default.    The Borrower or any Guarantor fails to pay any monetary Obligation under the Credit Documents in accordance with its terms, and the Borrower or such Guarantor fails to cure such default within five days after written notice from the Bank specifying the nature of such default is received by the Borrower; or

(b)    Material Non-Monetary Default.    The Borrower or any other Credit Party fails to perform or observe any term, covenant or other provision contained in Sections 6.1(f), 6.1(g), 6.1(i), 6.2(a), 6.2(b), 6.2(c), 6.2(e) or 6.3 of this Agreement in accordance with the terms thereof; or

(c)    Other Non-Monetary Default.    (1) The Borrower fails to perform or observe any other term, covenant or other provision in any Credit Document (other than any term, covenant or provision addressed in Subsections (a) or (b) above) in accordance with the terms thereof and, if such default is curable, the Borrower fails to cure such default within 30 days after written notice from the Bank specifying in reasonable detail the nature of such default is received by the Borrower; or (2) any “Event of Default” (as such term is defined in any other Credit Document to which the Borrower or any Guarantor is a party) occurs, or the Borrower or any Guarantor fails to perform or observe any obligation, term or other provision of any Credit Document beyond any applicable grace, cure or notice period; or

(d)    Misrepresentation.    Any representation or warranty made or furnished by the Borrower or any Guarantor in connection with this Agreement or the other Credit Documents proves to be incorrect, incomplete or misleading in any material respect when made, or any such representation or warranty becomes incorrect, incomplete or misleading in any material respect and the Borrower or any Guarantor, as the case may be, fails to give the Bank prompt written notice thereof; or

(e)    Cross-Default.    The Borrower or any Guarantor fails to pay any Debt (other than a monetary Obligation due the Bank under the Credit Documents, as contemplated by Subsection (a) above) or to perform or observe any other obligation or term in respect of such Debt, and, as a result of any such failure, the holder of such Debt accelerates or is entitled to accelerate the maturity thereof or

Credit Agreement – Page 21

requires or is entitle to require the Borrower or some other Person to purchase or otherwise acquire such Debt; or

(f)    Insolvency.    The Borrower or any Guarantor ceases to be solvent or suffers the appointment of a receiver, trustee, custodian or similar fiduciary or makes an assignment for the benefit of creditors; or any petition for an order for relief is filed by or against the Borrower or any Guarantor under the federal Bankruptcy Code or any similar state insolvency statute (except, in the case of a petition filed against the Borrower or any Guarantor, if such proceeding is dismissed within 60 days after the petition is filed, unless prior thereto an order for relief is entered under the federal Bankruptcy Code); or the Borrower or any Guarantor makes any offer of settlement, extension or composition to their respective unsecured creditors generally; or

(g)    Change of Control.    (1) John J. Sherman (or his estate or any trusts established for the primary benefit of his heirs) ceases to own and control, beneficially and of record, at least 40% of the issued and outstanding equity interests of the Borrower; (2) John J. Sherman, other than as a result of his death or disability, fails to perform substantially the same duties as being performed by him for the benefit of the Borrower on the Closing Date; or (3) the Borrower ceases to own and control, beneficially and of record, all of the outstanding equity interests of IPCH and all of the outstanding common equity interests of NIP; or

(h)    Contest Credit Documents.    The Borrower or any Guarantor challenges or contests in any action, suit or proceeding the validity or enforceability of any of the Credit Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to the Bank; or

(i)    Guaranty.    Any Guarantor revokes or attempts to revoke (in whole or in part) the Guaranty signed by such Guarantor, or repudiates (in whole or in part) such Guarantor’s liability thereunder or is in default under the terms thereof; or

(j)    Judgments.    One or more judgments, decrees or orders for the payment of money in excess of $250,000 is rendered against the Borrower or any Guarantor and such judgments, decrees or orders for the payment of money shall continue unsatisfied and in effect for a period of 60 consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal; or

(k)    Lien.    The Bank shall cease to have a duly perfected first priority security interest in the Collateral subject to no other Lien; or

(l)    Material Adverse Change.    In the Bank’s reasonable judgment, any material adverse change occurs in the financial condition or economic prospects of the Borrower, any Guarantor or Inergy, L.P.

7.2    Obligation to Lend; Acceleration.    Upon or after the occurrence and during the continuation of any Default, the Bank may declare the obligation of the Bank to make Loans or to otherwise extend credit hereunder to be terminated, whereupon the same shall forthwith terminate. Upon or after the occurrence and during the continuation of any Event of Default, the Bank may declare the Notes, all interest thereon, and all other Obligations to be forthwith due and payable, whereupon the Notes, all such interest thereon and all such other Obligations shall become and be forthwith due and

Credit Agreement – Page 22

payable, without presentment, protest or further notice or demand of any kind, all of which are waived by the Borrower. If, notwithstanding the foregoing, after the occurrence and during the continuation of any Default or Event of Default, as the case may be, the Bank elects (any such election to be in the Bank’s sole and absolute discretion) to make one or more advances under this Agreement or to not accelerate all or any of the Obligations, any such election shall not preclude the Bank from electing thereafter (in its sole and absolute discretion) to not make advances or to accelerate all or any of the Obligations, as the case may be.

7.3    Remedies.    Upon or after the occurrence and during the continuation of any Event of Default, the Bank has and may exercise from time to time the following rights and remedies:

(a)    All of the rights and remedies of a secured party under the UCC or under other applicable law, and all other legal and equitable rights to which the Bank may be entitled, all of which rights and remedies shall be cumulative, and none of which shall be exclusive, and all of which shall be in addition to any other rights or remedies contained in this Agreement or any of the other Credit Documents.

(b)    The right to take immediate possession of the Collateral, and (1) to require the Borrower to assemble, at the Borrower’s expense, any Collateral not already in the Bank’s possession, and make it available to the Bank at a place designated by the Bank which is reasonably convenient to both parties, and (2) to enter upon and use any premises in which the Borrower has an ownership, leasehold or other interest, or wherever any of the Collateral shall be located, and to store, remove, abandon, dispose of or otherwise use all or any part of the Collateral on such premises without the payment of rent or any other fees by the Bank to the Borrower or any other Person for the use of such premises or such Collateral.

(c)    The right to sell or otherwise dispose of all or any Collateral at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as the Bank, in its sole discretion, may deem advisable. The Borrower agrees that not less than 10 days prior written notice to the Borrower of any public or private sale or other disposition of such Collateral shall be reasonable notice thereof, and such sale shall be at such locations as the Bank may designate in such notice. The Bank has the right to sell or otherwise dispose of such Collateral, or any part thereof, for cash, credit or any combination thereof, and the Bank may purchase all or any part of such Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set-off or credit the amount of such price against the Obligations.

(d)    The proceeds realized from the sale of any Collateral may be applied, after the Bank is in receipt of good funds, as follows: first, to the reasonable costs, expenses and attorneys’ fees and expenses incurred by the Bank for collection and for storage, sale and delivery of the Collateral; second, to any fees or expenses due the Bank under the Credit Documents; third, to interest due upon any of the Obligations; and fourth, to the principal of the Obligations; or in such other manner as the Bank may elect in its sole discretion. If any deficiency shall arise, the Borrower and each Guarantor shall remain jointly and severally liable to the Bank therefor. Any surplus remaining after payment in full of the Obligations may be returned to the Borrower or to whomever may be legally entitled thereto.

7.4    Right of Set-off.    Upon or after the occurrence and during the continuation of any Event of Default, the Bank is authorized at any time and from time to time, without notice to the Borrower (any such notice being waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the Obligations irrespective of whether or not the Bank has made any demand under this Agreement or the other Credit Documents

Credit Agreement – Page 23

and although such Obligations may be unmatured. The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Bank may have.

Section 8

Miscellaneous

8.1    Notices.    Except as otherwise provided herein, all notices, requests and demands to or upon a party to this Agreement to be effective shall be in writing and shall be deemed validly given upon receipt thereof, whether by personal delivery, U.S. mail, fax, other electronic transmission or otherwise, in each case addressed as follows:

If to the Bank:

Enterprise Bank & Trust

12695 Metcalf Ave.

Overland Park, Kansas 66213

Attn.: Ms. Linda Hanson

Fax No.: 913-663-3948

with a copy (which shall not constitute notice) to:

Shook, Hardy & Bacon L.L.P.

2555 Grand Blvd.

Kansas City, Missouri 64108

Attn.: Mark Ovington, Esq.

Fax No.: 816-421-5547

If to the Borrower:

Inergy Holdings, LLC

2 Emanuel Cleaver II Boulevard

Suite 200

Kansas City, Missouri 64112

Attn.: John J. Sherman

Fax No.: (816) 531-4680

with a copy (which shall not constitute notice) to:

Stinson Morrison Hecker LLP

1201 Walnut Street

Kansas City, Missouri 64106

Attn.: Paul McLaughlin, Esq.

Fax No.: 816-691-3495

or to such other address or telecopy number as each party may designate for itself by like notice given in accordance with this Section.

8.2    Power of Attorney.    The Borrower irrevocably designates, makes, constitutes and appoints the Bank, and all Persons designated by the Bank, as the Borrower’s true and lawful attorney and agent-in-fact (such power of attorney and agency being coupled with an interest and therefore irrevocable

Credit Agreement – Page 24

until the Obligations have been indefeasibly paid in full and the Bank has no duty to extend credit to or for the benefit of the Borrower), and the Bank, and any Persons designated by the Bank, may, at any time except as otherwise provided below, and without notice to or the consent of the Borrower and in either the Borrower’s or the Bank’s name, but at the cost and expense of the Borrower, (1) pay and perform any Obligation to be paid or performed under any of the Credit Documents, and (2) at any time an Event of Default exists, (a) to the extent the Collateral consists of accounts receivable, demand payment of all such accounts from the account debtors, enforce payment of the accounts by legal proceedings or otherwise, and generally exercise all of the Borrower’s rights and remedies with respect to the collection of the accounts, and settle, adjust, compromise, discharge or release any accounts or other Collateral or any legal proceedings brought to collect any accounts or other Collateral, (b) endorse the Borrower’s name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of the Bank or under the Bank’s control (c) sell or otherwise transfer any Collateral upon such terms, for such amounts and at such time or times as the Bank deems advisable, (d) take control, in any manner, of any item of payment or proceeds relating to any Collateral, (e) prepare, file and sign the Borrower’s name to a proof of claim in bankruptcy or similar document against any account debtor or to any notice of Lien, assignment or satisfaction of Lien or similar document in connection with any of the Collateral, (f) endorse the name of the Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to any Collateral, (g) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral and to which the Borrower has access, and (h) do all other acts and things necessary, in the Bank’s determination, to fulfill the Borrower’s obligations under this Agreement.

8.3    Indemnity.    The Borrower agrees to indemnify, defend and hold harmless the Bank and each shareholder, director, officer, employee and agent of the Bank from and against any and all damages, settlement amounts, expenses (including, without limitation, reasonable attorney’s fees and court costs), other losses, claims or other assertions of liability of any nature whatsoever incurred by or on behalf of or asserted against, as the case may be, any one or more of such indemnified parties at any time arising in whole or in part out of any Credit Party’s failure to observe, perform or discharge any of its duties under any of the Credit Documents to which it is a party or any misrepresentation made by or on behalf of such Credit Party under any of the Credit Documents. Without limiting the generality of the foregoing, this indemnity shall extend to any claims asserted against the Bank or such other indemnitees by any Person under any Environmental Laws or similar laws by reason of any Credit Party’s or any other Person’s failure to comply with laws applicable to Hazardous Substances. All indemnities given by the Borrower to the Bank under the Credit Documents, including, without limitation, the indemnities set forth in this Section, shall survive the repayment of the Loans and the termination of this Agreement.

8.4    Entire Agreement; Modification of Agreement; Sale of Interest.    This Agreement and the other Credit Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embodies the entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written. This Agreement may not be modified, altered or amended, except by an agreement in writing signed by the Borrower and the Bank. The Borrower may not directly or indirectly sell, assign or transfer any interest in or rights under this Agreement or any of the other Credit Documents. The Borrower consents to the Bank’s participation, sale, assignment, transfer or other disposition, at any time or times on or after the Closing Date, of this Agreement and any of the other Credit Documents, or of any portion hereof or thereof, including, without limitation, the Bank’s rights, title, interests, remedies, powers and duties hereunder or thereunder.

Credit Agreement – Page 25

8.5    Reimbursement of Expenses.    If, at any time or times prior or subsequent to the Closing Date, regardless of whether an Event of Default then exists or any of the transactions contemplated hereunder are concluded, the Bank employs counsel for advice or other representation, or incurs reasonable legal and/or appraisers’, liquidators’, and/or other costs or out-of-pocket expenses in connection with: (a) the negotiation and preparation of this Agreement and any of the other Credit Documents, any amendment or other modification of this Agreement or any of the other Credit Documents, or any sale or attempted sale of any interest herein or therein to a participating lender or other Person; (b) any litigation, contest, dispute, suit, proceeding or action (whether instituted by the Bank, the Borrower or any other Person) in any way relating to the Collateral, this Agreement, any of the other Credit Documents or the Borrower’s affairs; (c) any attempt to enforce any rights of the Bank against the Borrower or any other Person which may be obligated to the Bank by virtue of this Agreement or any of the other Credit Documents, including, without limitation, any issuers of any Collateral consisting of investment property, irrespective of whether litigation is commenced in pursuance of such rights; or (d) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral (all of which are hereinafter collectively referred to as the “Expenses”); then, in any and each such event, such Expenses shall be payable on demand by the Borrower to the Bank, and shall be additional Obligations and be secured by the Collateral and may be funded, if the Bank so elects, by the Bank making a Revolving Credit Loan or other loan under this Agreement on the Borrower’s behalf and paying the same to the Persons to whom such Expenses are payable. Additionally, if any taxes (excluding taxes imposed upon or measured by the income of the Bank) shall be payable on account of the execution or delivery of this Agreement or the other Credit Documents, or the execution, delivery, issuance or recording of any of the Credit Documents, or the creation of any of the Obligations hereunder, by reason of any federal, state or local statute or other law existing on or after the Closing Date, the Borrower will pay all such taxes, including, but not limited to, any interest and penalties thereon, and will indemnify and hold the Bank harmless from and against all liabilities in connection therewith.

8.6    Indulgences Not Waivers.    The Bank’s failure, at any time or times on or after the Closing Date, to require strict performance by the Borrower or any other Credit Party of any provision of this Agreement or the other Credit Documents shall not waive, affect or diminish any right of the Bank thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Bank of a Default or an Event of Default by the Borrower under this Agreement or any of the other Credit Documents shall not suspend, waive or affect any other Default or Event of Default by the Borrower under this Agreement or any of the other Credit Documents, whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of the Borrower contained in this Agreement or any of the other Credit Documents and no Default or Event of Default by the Borrower under this Agreement or any of the other Credit Documents shall be deemed to have been suspended or waived by the Bank, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of the Bank and directed and delivered to the Borrower.

8.7    Severability.    Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.8    Successors and Assigns.    This Agreement and the other Credit Documents, shall be binding upon and inure to the benefit of the successors and assigns of the Borrower and the Bank. This provision, however, shall not be deemed to modify Section 8.4 hereof.

Credit Agreement – Page 26

8.9    General Waivers by Borrower.    Except as otherwise expressly provided for in this Agreement, the Borrower waives: (a) presentment, protest, demand for payment, notice of dishonor demand and protest and notice of presentment, default, notice of nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts receivable, contract rights, documents, instruments, chattel paper and guaranties at any time held by the Bank on which the Borrower may in any way be liable and ratifies and confirms whatever the Bank may do in this regard; (b) notice prior to taking possession or control of the Collateral or any bond or security which might be required by any court prior to allowing the Bank to exercise any of the Bank’s remedies, including the issuance of an immediate writ of possession; (c) the benefit of all valuation, appraisement and exemption laws; and (d) any and all other notices, demands and consents in connection with the delivery, acceptance, performance, default or enforcement of this Agreement or any of the other Credit Documents and/or any of the Bank’s rights and remedies in respect of the Collateral.

8.10    Incorporation by Reference.    All of the terms of the other Credit Documents are incorporated in and made part of this Agreement by reference; provided, however, that to the extent of any inconsistency between this Agreement and such other Credit Documents, this Agreement shall prevail and govern.

8.11    Execution in Counterparts; Facsimile Signatures.    This Agreement and the other Credit Documents may be executed in any number of counterparts and by different parties thereto, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. A signature of a party to any of the Credit Documents sent by facsimile or other electronic transmission shall be deemed to constitute an original and fully effective signature of such party.

8.12    Governing Law; Consent to Forum.    This Agreement shall be governed by the laws of the State of Missouri without giving effect to any choice of law rules thereof. As part of the consideration for new value this day received, the Borrower consents to the jurisdiction of any state or federal court located in Jackson County, Missouri (the “Chosen Forum”), and waives personal service of any and all process upon it and consents that all such service of process be made by certified or registered mail directed to the Borrower at the address stated in Section 8.1 hereof and service so made shall be deemed to be completed upon delivery thereto. The Borrower waives any objection to jurisdiction and venue of any action instituted against it as provided herein and agrees not to assert any defense based on lack of jurisdiction or venue. The Borrower further agrees not to assert against the Bank (except by way of a defense or counterclaim in a proceeding initiated by the Bank) any claim or other assertion of liability relating to any of the Credit Documents, the Obligations, the Collateral or the Bank’s actions or inactions in respect of any of the foregoing in any jurisdiction other than the Chosen Forum. Nothing in this Agreement shall affect the Bank’s right to bring any action or proceeding relating to this Agreement or the other Credit Documents against the Borrower or its properties in courts of other jurisdictions.

8.13    Waiver of Jury Trial; Limitation on Damages.    To the fullest extent permitted by law, and as separately bargained-for consideration to the Bank, the Borrower waives any right to trial by jury (which the Bank also waives) in any action, suit, proceeding or counterclaim of any kind arising out of or otherwise relating to any of the Credit Documents, the Obligations, the Collateral or the Bank’s actions or inactions in respect of any of the foregoing. To the fullest extent permitted by law, and as separately bargained-for consideration to the Bank, the Borrower also waives any right it may have at any time to claim or recover in any litigation or other dispute involving the Bank, whether the underlying claim or dispute sounds in contract, tort or otherwise, any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Borrower acknowledges that the Bank is relying upon and would not enter into the transactions described in the Credit Documents on the terms and conditions set forth therein but for the Borrower’s waivers and agreements under this Section.

Credit Agreement – Page 27

8.14    Mo. Rev. Stat. § 432.047 Statement.    The following statement is given pursuant to Mo. Rev. Stat. § 432.047: “Oral agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt including promises to extend or renew such debt are not enforceable, regardless of the legal theory upon which it is based that is in any way related to the credit agreement. To protect you (borrower(s)) and us (creditor) from misunderstanding or disappointment, any agreements we reach covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between us, except as we may later agree in writing to modify it.”

[signature page(s) to follow]

Credit Agreement – Page 28

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first above written.

INERGY HOLDINGS, LLC

By:	/s/ Inergy Holdings, LLC
Name:
Title:

ENTERPRISE BANK & TRUST

By:	/s/ Enterprise Bank & Trust
Name:
Title:

Credit Agreement – Signature Page

Exhibit A

REVOLVING CREDIT NOTE

$5,000,000	August 30, 2004

For value received, the undersigned, INERGY HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), promises to pay to the order of ENTERPRISE BANK & TRUST, a Missouri banking corporation (the “Bank”; which term shall include any subsequent holder hereof), in lawful money of the United States of America, the principal sum of Five Million and 00/100 Dollars ($5,000,000.00) or, if different, the principal amount outstanding under Section 2.2 of the Credit Agreement referred to below.

This Revolving Credit Note (the “Note”) is the Revolving Credit Note referred to in, is issued pursuant to, and is subject to the terms and conditions of, the Credit Agreement, dated as of August 30, 2004, between the Borrower and the Bank, as the same may be amended, renewed, restated, replaced, consolidated or otherwise modified from time to time (the “Credit Agreement”). To the extent of any direct conflict between the terms and conditions of this Note and the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall prevail and govern. Capitalized terms used and not defined in this Note have the meanings given to them in the Credit Agreement.

Interest shall accrue on the outstanding principal balance of this Note as provided in the Credit Agreement. Principal, interest and all other amounts, if any, payable in respect of this of this Note shall be payable as provided in the Credit Agreement. The Borrower’s right, if any, to prepay this Note is subject to the terms and conditions of the Credit Agreement.

The termination of the Credit Agreement or the occurrence of an Event of Default shall entitle the Bank, at its option, to declare the then outstanding principal balance hereof, all accrued interest thereon, and all other amounts, if any, payable in respect of this Note to be, and the same shall thereupon become, immediately due and payable without notice to or demand on the Borrower, all of which the Borrower waives.

Time is of the essence of this Note. To the fullest extent permitted by applicable law, the Borrower, for itself and its successors and assigns, waives presentment, demand, protest, notice of dishonor, and any and all other notices, demands and consents in connection with the delivery, acceptance, performance, default or enforcement of this Note, and consents to any extensions of time, renewals, releases of any parties to or guarantors of this Note, waivers and any other modifications that may be granted or consented to by the Bank from time to time in respect of the time of payment or any other provision of this Note.

This Note shall be governed by the laws of the State of Missouri, without regard to any choice of law rule thereof giving effect to the laws of any other jurisdiction.

[signature page to follow]

Exhibit A – Page 1

IN WITNESS WHEREOF, the Borrower has executed and delivered this Note as of the date first above written.

INERGY HOLDINGS, LLC

By:
Name:
Title:

Exhibit A – Page 2

Exhibit B

TERM NOTE

$15,000,000	August 30, 2004

For value received, the undersigned, INERGY HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), promises to pay to the order of ENTERPRISE BANK & TRUST, a Missouri banking corporation (the “Bank”; which term shall include any subsequent holder hereof), in lawful money of the United States of America, the principal sum of Fifteen Million and 00/100 Dollars ($15,000,000.00).

This Term Note (the “Note”) is the Term Note referred to in, is issued pursuant to, and is subject to the terms and conditions of, the Credit Agreement, dated as of August 30, 2004, between the Borrower and the Bank, as the same may be amended, renewed, restated, replaced, consolidated or otherwise modified from time to time (the “Credit Agreement”). To the extent of any direct conflict between the terms and conditions of this Note and the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall prevail and govern. Capitalized terms used and not defined in this Note have the meanings given to them in the Credit Agreement.

Interest shall accrue on the outstanding principal balance of this Note as provided in the Credit Agreement. Principal, interest and all other amounts, if any, payable in respect of this of this Note shall be payable as provided in the Credit Agreement. The Borrower’s right, if any, to prepay this Note is subject to the terms and conditions of the Credit Agreement.

The termination of the Credit Agreement or the occurrence of an Event of Default shall entitle the Bank, at its option, to declare the then outstanding principal balance hereof, all accrued interest thereon, and all other amounts, if any, payable in respect of this Note to be, and the same shall thereupon become, immediately due and payable without notice to or demand upon the Borrower, all of which the Borrower waives.

Time is of the essence of this Note. To the fullest extent permitted by applicable law, the Borrower, for itself and its successors and assigns, waives presentment, demand, protest, notice of dishonor, and any and all other notices, demands and consents in connection with the delivery, acceptance, performance, default or enforcement of this Note, and consents to any extensions of time, renewals, releases of any parties to or guarantors of this Note, waivers and any other modifications that may be granted or consented to by the Bank from time to time in respect of the time of payment or any other provision of this Note.

This Note shall be governed by the laws of the State of Missouri, without regard to any choice of law rule thereof giving effect to the laws of any other jurisdiction.

[signature page to follow]

Exhibit B – Page 1

IN WITNESS WHEREOF, the Borrower has executed and delivered this Note as of the date first above written.

INERGY HOLDINGS, LLC

By:
Name:
Title:

Exhibit B – Page 2

Schedule 5.1(a)

(Consolidated Subsidiaries of Inergy Holdings, LLC)

1.	Inergy Partners, LLC
2.	New Inergy Propane, LLC (Guarantor)
3.	Inergy GP, LLC
4.	IPCH Acquisition Corp. (Guarantor)
5.	Wilson Oil Company of Johnston County, Inc.
6.	Rolesville Gas & Oil Company, Inc.

Schedule 5.1(a)

Schedule 5.1(j)

(Ownership of Inergy Holdings, LLC)

Owner	Ownership Percentage
John J. Sherman	65.8072%
Paul McLaughlin	8.2259%
William Gautreaux	7.4701%
Carl Hughes	7.2183%
Mike Fox	5.6655%
Andy Atterbury	4.1130%
David Dehaemers	1.5000%

Total	100%

Schedule 5.1(j)